Exhibit 10(a)

December 4, 2006

PACCAR Inc

Amended and Restated Supplemental Retirement Plan

(Effective as of January 1, 2005)

SECTION 1. ESTABLISHMENT AND PURPOSE OF THE SUPPLEMENTAL PLAN

PACCAR Inc, a Delaware corporation (the “Company”), established the PACCAR Inc Supplemental Retirement Plan (the “Supplemental Plan”) effective as of January 1, 1975.  The sole purpose of the Supplemental Plan is to supplement the benefits of certain employees under the PACCAR Inc Retirement Plan, as amended from time to time (the “Retirement Plan”).  The Supplemental Plan has been amended from time to time, and was last amended on December 19, 2005.

The Company hereby again amends and restates the Supplemental Plan effective as of January 1, 2005.  The Supplemental Plan, as amended and restated, is intended to satisfy the requirements of, and shall be implemented and administered in a manner consistent with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder.  Benefits that commenced to be paid under the Supplemental Plan before January 1, 2005 shall be governed by the terms and conditions of the Supplemental Plan, as in effect on December 31, 2004.

SECTION 2. PARTICIPATION

A Member who is an Employee (as both terms are defined in the Retirement Plan) shall become a “Participant” in the Supplemental Plan on the first day of the calendar year immediately following the calendar year in which the earliest of (a), (b) or (c) below, occurs:

(a)           The date the Employee elects to participate in the PACCAR Inc Deferred Incentive Compensation Plan, Section 6 of the Administrative Guidelines of the PACCAR Inc Long Term Incentive Plan or the PACCAR Inc Deferred Compensation Plan, as they may be amended from time to time (collectively, the “Nonqualified Plans”);

(b)           The date the Employee’s monthly pension (determined in accordance with the Retirement Plan) would, but for the limitation of Section 415 of the Code and the maximum benefit limitations of the Retirement Plan, exceed the amount of the monthly pension actually payable to such Employee under the Retirement Plan after the application of such limitation.

(c)           The date the Employee’s monthly pension (determined in accordance with the Retirement Plan) would, but for the limitation of Section 401(a)(17) of the Code, exceed the amount of the monthly pension actually payable to such Employee under the Retirement Plan after the application of such limitation.

Notwithstanding the foregoing, Participants shall be limited to, and may be more restrictive than, the group of employees who are members of a select group of management or highly-compensated employees (within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 3. SUPPLEMENTAL BENEFITS

A Participant’s Supplemental Benefit shall be the amount (if any) by which the Total Pension Benefit exceeds the Participant’s Retirement Plan Benefit.  The Total Pension Benefit and the Retirement Plan Benefit shall be calculated as of the “Supplemental Benefit Commencement Date.”

(a)           For purposes of calculating a Participant’s Supplemental Benefit, “Total Pension Benefit” shall equal the monthly pension which would be payable to such Participant under Article 5 of the Retirement Plan (i) if the maximum benefit limitations of Section 415 of the Code and of the Retirement Plan did not apply, (ii) if the includable compensation limitations of Section 401(a)(17) of the Code did not apply, and (iii) if the definition of “Salary” in the Retirement Plan included any amount of base salary that is deferred or any amount of incentive compensation that is deferred under the Company’s Nonqualified Plans.  For purposes of this paragraph, amounts deferred under the Company’s Nonqualified Plans shall be deemed to be included in “Salary” for the calendar year in which such amounts are earned.

(b)           For purposes of calculating the Supplemental Benefit, as discussed above, “Retirement Plan Benefit” shall equal the Participant’s monthly pension payable under the Retirement Plan.

SECTION 4. SUPPLEMENTAL BENEFIT PAYMENTS

(a)           Supplemental Benefit Commencement Date.  A Participant’s “Supplemental Benefit Commencement Date” shall be the first day of the first month immediately following the latest of:

(1)           The date of the Participant’s Termination of Employment;

(2)           The date the Participant attains age 65 or the Participant attains age 55 with 15 years of service (whichever is earlier); or

(3)           The date that is 12 months after the Participant’s Payment Election Date.

For purposes of the Supplemental Plan, “Termination of Employment” shall mean a “separation from service” as defined in Section 409A of the Code and the Treasury regulations promulgated thereunder.  For purposes of paragraph (3) above, “Payment Election Date” shall mean either: (i)  January 31, 2006 for each Employee who is a Participant on such date or (ii) for other Participants, the date on which the Participant elects a form of payment for the Supplemental Benefit, provided that such date is not later than 30 days from the date such Employee first became a Participant.

(b)           Supplemental Payment Form.  The Supplemental Benefit shall be payable either in a single cash lump sum or in an annuity (paid monthly).

(1)           Each Participant shall elect the form in which the Supplemental Benefit (if any) shall be paid within 30 days after first becoming a Participant.  Notwithstanding the foregoing, each Employee who was a Participant on January 1, 2006 and whose Supplemental Benefit (if any) has not been paid (or commenced to be paid) as of January 1, 2006, shall elect the form in which such Supplemental Benefit shall be paid no later than January 31, 2006.  If a Participant fails to specify the form in which the Supplemental Benefit (if any) shall be paid, then such Participant’s Supplemental Benefit shall be paid as an annuity; provided, however, that the Participant shall have the right to specify the type of actuarially equivalent annuity from those available under the Retirement Plan at any time up to the Supplemental Benefit Commencement Date.  In the event a Participant fails to specify the type of annuity prior to the Supplemental Benefit Commencement Date, the Supplemental Benefit shall be paid as a single life annuity, if the Participant is not married on such Date, and as a 50% joint and survivor annuity, if Participant is married on such Date.

(2)           A Participant may change the form in which the Supplemental Benefit (if any) shall be paid; provided, however that if such change is made more than 30 days after the Employee first became a Participant, then the change will not be effective for 12 months and the Supplemental Benefit Commencement Date shall be delayed at least five (5) years from when payment otherwise would have been made or commenced.  In this regard, if a Participant first elects the form in which the Supplemental Benefit shall be paid more than 30 days after such Employee first became a Participant (or after January 31, 2006 for Employees who were Participants on January 1, 2006), then such initial election shall be deemed a change to a prior election and shall be subject to the same conditions.  Notwithstanding the foregoing, a change in the form of annuity shall not be deemed a change in the form in which such Supplemental Benefit shall be paid, provided that the annuities are actuarially equivalent under Section 409A of the Code (and the Treasury regulations promulgated thereunder), and that the change in the form of annuity is made prior to the Supplemental Benefit Commencement Date.

(3)           The amount of a Participant’s Supplemental Benefit (if any) shall be adjusted to reflect the form in which such Supplemental Benefit is paid.  If paid as an annuity, such adjustment shall be made in accordance with Section 6.1 of the Retirement Plan by applying the actuarial factors and assumptions used for annuity conversions as described in the definition of “Actuarial Equivalent” in the Retirement Plan.  If paid in a single cash lump sum, such adjustment shall be made by applying the actuarial factors and assumptions used for lump sum distributions as described in the definition of “Actuarial Equivalent” in the Retirement Plan.

(c)           2005 Termination of Employment.  Notwithstanding this Section, if the date of a Participant’s Termination of Employment is during the 2005 calendar year, then the benefit accrued under the Supplemental Plan (if any) after December 31, 2004 shall be paid to Participant in a single cash lump sum on or before December 31, 2005 and the portion attributable to service prior to January 1, 2005 shall be paid in accordance to the terms and conditions of the Supplemental Plan, as in effect on December 31, 2004.

(d)           Specified Employee.  Notwithstanding anything to the contrary, if a Participant’s Supplemental Benefit becomes payable on account of the Participant’s Termination of Employment (other than on account of the Participant’s death) and such Participant is a Specified Employee, then such Participant’s Supplemental Benefit shall be paid at least six (6) months after the Participant’s Termination of Employment.  For purposes of this paragraph, “Specified Employee” shall mean a Participant who is a “specified employee” as such term is defined in Section 409A of the Code and the Treasury regulations promulgated thereunder.

(e)           Death Benefits.  Upon the death of a Participant prior to the Supplemental Benefit Commencement Date, the Participant’s surviving spouse (if any) shall be eligible to receive a Survivor Pension.  The “Survivor Pension” shall be the amount (if any) by which the Total Survivor Pension Benefit exceeds the surviving spouse’s Retirement Plan Benefit.  The Total Survivor Pension Benefit and the Retirement Plan Benefit shall be calculated as of the date of the Participant’s death.

(1)           For purposes of calculating the Survivor Pension, “Total Survivor Pension Benefit” shall equal the monthly pension payment which would be payable under Article 7 of the Retirement Plan (i) if the maximum benefit limitations of Section 415 of the Code and of the Retirement Plan did not apply, (ii) if the includable compensation limitations of Section 401(a)(17) of the Code did not apply, and (iii) if the definition of “Salary” in the Retirement Plan included any amounts of base salary or incentive compensation deferred under the Company’s Nonqualified Plans.  For purposes of this paragraph, amounts deferred under the Company’s Nonqualified Plans shall be deemed to be included in “Salary” for the calendar year in which such amounts are earned.

(2)           For purposes of calculating the Survivor Pension, as described above, the surviving spouse’s “Retirement Plan Benefit” shall be the actual monthly pension payable under Article 7 of the Retirement Plan.

(3)           The Survivor Pension shall be paid on the Participant’s Supplemental Benefit Commencement Date and in the form in which the Participant’s Supplemental Benefit would have been paid.

(f)            Small Plan Benefits.  Notwithstanding the Participant’s form of payment election under this Section 4, if the lump-sum value of the Participant’s Supplemental Benefit is $50,000 (or less) as of the Supplemental Benefit Commencement Date, then such Participant’s Supplemental Benefit shall be paid in a single cash lump sum.  In addition, if the lump-sum value of a surviving spouse’s Survivor Pension is $50,000 (or less), then such Survivor Pension shall be paid in a single cash lump sum.  For the purpose of determining the Supplemental Benefit under this section, the Company shall use the actuarial factors and assumptions described in the definition of “Actuarial Equivalent” in the Retirement Plan.

SECTION 5. FUNDING

The Supplemental Plan shall be unfunded, and Supplemental Benefits shall be paid only from the general assets of the Company.

SECTION 6. ADMINISTRATION

The Supplemental Plan shall be administered by the Company. The Company shall make such rules, interpretations and computations as it may deem appropriate; and any decision with respect to the Supplemental Plan, including (without limitation) any determination of eligibility to participate in the Supplemental Plan and any calculation of Supplemental Benefits shall be within the discretion of the Company.  To the extent not preempted by ERISA, the Supplemental Plan shall be construed according to the laws of the State of Washington.

SECTION 7.  CLAIMS PROCEDURE

(a)  Benefits Claim.  Claims for benefits and inquiries concerning the Supplemental Plan (or concerning present or future rights to benefits under the Supplemental Plan) shall be submitted to the Company in writing.  A claim for benefits shall be submitted on the prescribed form and shall be signed by the Participant (or, the beneficiary, if applicable).

(b)  Benefit Claim Denial.  In the event that a claim for benefits is denied in whole or in part, the Company shall notify the claimant in writing of the denial and of the right to a review of the denial.  The written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the provisions of the Supplemental Plan on which the denial is based, a description of any information or material necessary for the claimant to perfect the claim, an explanation of why the material is necessary, and an explanation of the review procedure under the Supplemental Plan.  The written notice shall be given to the claimant within a reasonable period of time (not more than 90 days) after the Company received the claim, unless special circumstances require further time for processing and the claimant is advised of the extension.  In no event shall the notice be given more than 180 days after the Company received the claim.

(c)  Review.  A claimant whose claim for benefits was denied in whole or in part, or the claimant’s duly authorized representative, may appeal the denial by submitting to the Company a request for a review of the claim within 90 days after receiving written notice of the denial from the Company.  The Company shall give the claimant or his or her representative an opportunity to review pertinent materials, other than legally-privileged documents, in preparing the request for a review.  The request for a review shall be in writing and addressed to the Company.  The request for a review shall set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant (or representative) deems pertinent.  The Company may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(d)  Review Decision.  The Company shall act on each request for an appeal within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension.  In no event shall the decision on review be rendered more than 120 days after the Company received the request for a review.  The Company shall give prompt written notice of its decision to the claimant.  In the event that the Company confirms the denial of the claim for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the provisions of the Supplemental Plan on which the decision is based.

(e)  Rules and Interpretations.  The Company shall adopt such rules, procedures and interpretations of the Supplemental Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 7.

(f)  Exhaustion of Remedies.  No legal action for benefits under the Supplemental Plan shall be brought unless and until the claimant (i) has submitted a written claim for benefits in accordance with this Section 7, (ii) has been notified by the Company that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with this Section 7, and (iv) has been notified in writing that the Company has affirmed the denial of the claim; provided, however, that legal action may be brought after the Company has failed to take any action on the claim within the time prescribed by this Section 7.

SECTION 8. AMENDMENT AND TERMINATION

The Company expects to continue the Supplemental Plan indefinitely.  Future conditions, however, cannot be foreseen, and the Company shall have the authority to amend or to terminate the Supplemental Plan at any time; provided, however, that any such termination shall be subject to the requirements of Section 409A of the Code and the Treasury regulations promulgated thereunder.  In the event of an amendment or termination of the Supplemental Plan, a Participant’s Supplemental Benefit shall not be less than the Supplemental Benefits to which the Participant would be entitled if the Participant’s employment had terminated immediately prior to such amendment or termination of the Supplemental Plan.

SECTION 9. CHANGE OF CONTROL

(a)           Vesting.  Notwithstanding any other provision of the Supplemental Plan to the contrary, in the event of a Change of Control, each Participant shall immediately be fully vested in the benefits under the Supplemental Plan which have accrued through the date of the Change of Control.

(b)           Change of Control.  For purposes of the Supplemental Plan, “Change of Control” shall mean “Change in Control” as such term is defined in Section 16.4 of the PACCAR Inc Long Term Incentive Plan, as approved by the stockholders of the Company on April 25, 2006.

(c)           Termination.  Notwithstanding any provision to the contrary, the Company may terminate the Supplemental Plan in its entirety within the 30 days preceding or the 12 months following a “change in control event” (as such term is defined in the Treasury regulations promulgated pursuant to Section 409A of the Code); provided, that all substantially similar arrangements also are terminated and that the Participants (or beneficiary, if applicable) receive the benefit under the Supplemental Plan (if any) within 12 months of the date the Supplemental Plan is terminated.  The Company shall determine, in its sole discretion, whether to terminate the Supplemental Plan pursuant to this Section 9 and to pay all Supplemental Benefits (or the remaining amount of Supplemental Benefits that are in pay status) in single cash lump sums.  For purposes of calculating the present value of the Supplemental Benefit to be paid upon such a termination of the Supplemental Plan, the date the Plan is terminated shall be the Supplemental Benefit Commencement Date for all Participants whose Supplemental Benefit is not then in pay status, the interest rate shall be 0% and the assumed mortality table shall be the “Applicable Mortality Table” described in the definition of “Actuarial Equivalent” in the Retirement Plan.

SECTION 10. EMPLOYMENT RIGHTS

Nothing in the Supplemental Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.

SECTION 11. FORFEITURE OF SUPPLEMENTAL BENEFITS

(a)                                  Forfeiture.  Benefits payable under the Supplemental Plan to a Participant will be forfeited if service with the Company is terminated for Cause.  Benefits shall also be forfeited if, after Termination of Employment for reasons other Cause, a Participant fails or refuses to provide advice and counsel to the Company when reasonably requested to do so.  The good faith determination of the Board of the existence of facts justifying forfeiture is considered conclusive under the Supplemental Plan.

(b)                                 Cause.  For purposes of the Supplemental Plan, “Cause” is defined to include any of the following conduct:

(1)                                  an act of embezzlement, fraud or theft;

(2)                                  deliberate disregard of the rules of the Company or a subsidiary,

(3)                                  unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary;

(4)                                  any conduct which constitutes unfair competition with the Company or a subsidiary;

(5)                                  inducing any customers of the Company to breach any contracts with the Company or a subsidiary.

SECTION 12. NO ALIENATION

Benefits payable under the Supplemental Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Supplemental Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to a benefit payable hereunder shall be void with the exception of payroll taxes paid on the participant’s behalf. The prohibition on assignment or alienation shall apply to any judgment, decree or order (including approval of a property settlement) which relates to the provisions of child support, alimony or property rights to a present or former spouse, child or other dependent of a Participant pursuant to a state domestic relations or community property law.  The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to a benefit hereunder.

SECTION 13. EXECUTION

PACCAR Inc, by its Chairman of the Board and Chief Executive Officer, has executed this Supplemental Plan document on December 7, 2006.

PACCAR Inc

/s/ Mark C. Pigott
Mark C. Pigott